Exhibit 99.1

PLUMAS BANCORP REPORTS SECOND QUARTER 2025 EARNINGS

Reno, Nevada, July 16, 2025 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the second quarter of 2025 of $6.3 million or $1.07 per share, a decrease of $465 thousand from $6.8 million or $1.15 per share during the second quarter of 2024. Diluted earnings per share decreased to $1.05 per share during the three months ended June 30, 2025 down from $1.14 per share during the quarter ended June 30, 2024.

Return on average assets was 1.56% during the current quarter, down from 1.67% during the second quarter of 2024. Return on average equity decreased to 13.4% for the three months ended June 30, 2025, down from 17.1% during the second quarter of 2024.

Net interest income decreased by $222 thousand from $18.4 million during the three months ended June 30, 2024, to $18.2 million during the current quarter. The provision for credit losses decreased from $925 thousand during the second quarter of 2024 to $860 thousand during the current quarter.

Non-interest income increased by $159 thousand from $2.2 million during the three months ended June 30, 2024 to $2.4 million during the second quarter of 2025.

Non-interest expense increased by $616 thousand from $10.4 million during the second quarter of 2024 to $11.0 million during the current quarter. Of this amount, $481 thousand relates to costs associated with our acquisition of Cornerstone Community Bancorp. We signed a definitive agreement to acquire Cornerstone Community Bancorp on January 28, 2025 and we completed the merger on July 1, 2025. Merger transaction costs that facilitate the merger are not deductible for income tax purposes. Of the $481 thousand in merger related costs, $239 thousand is estimated to be not deductible for state and federal income tax.

The provision for income taxes decreased by $149 thousand from $2.5 million, 26.9% of pre-tax income, during the three months ended June 30, 2024 to $2.4 million, or 27.1% of pre-tax income, during the current quarter.

For the six months ended June 30, 2025, the Company reported net income of $13.5 million or $2.28 per share, an increase of $461 thousand from $13.0 million or $2.21 per share earned during the six months ended June 30, 2024. Earnings per diluted share increased to $2.25 during the six months ended June 30, 2025, up $0.06 from $2.19 during the first six months of 2024.

Return on average assets was 1.67% during the six months ended June 30, 2025, up from 1.61% during the first half of 2024. Return on average equity decreased to 14.7% for the six months ended June 30, 2025, down from 16.7% during the first half of 2024.

Net interest income increased by $860 thousand from $35.9 million during the six months ended June 30, 2024, to $36.7 million during the current period. The provision for credit losses decreased from $1.7 million during the first half of 2024 to $1.1 million during the current period.

Non-interest income increased by $1.2 million from $4.3 million during the six months ended June 30, 2024 to $5.5 million during the first half of 2025 related primarily to a legal settlement totaling $1.1 million. This settlement related to the Dixie Fire which swept through the town of Greenville, California in August of 2021. The fire caused severe damage to the Greenville area, including the telecommunications infrastructure which adversely affected our ability to service our customers in this area during the last few years.

Non-interest expense increased by $1.7 million from $20.8 million during the first half of 2024 to $22.5 million during the current period. Of this amount, $1.1 million relates to costs associated with our pending acquisition of Cornerstone Community Bancorp. Of the $1.1 million in merger related costs, $801 thousand is estimated to be not deductible for state and federal income tax.

The provision for income taxes increased by $583 thousand from $4.6 million, or 26.2% of pre-tax income, during the six months ended June 30, 2024 to $5.2 million, or 27.8% of pre-tax income, during the current period.

Balance Sheet Highlights

June 30, 2025 compared to June 30, 2024

●	Gross loans increased by $21 million, or 2%, to $1.0 billion.
●	Total deposits increased by $62 million, or 5%, to $1.4 billion.
●	Borrowings decreased by $105 million, or 88% to $15 million.
●	Total equity increased by $28 million, or 17%, to $193 million.
●	Book value per share increased by $4.53, or 16%, to $32.54.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp and Plumas Bank, announced, "The third quarter of 2025 began with a major development for Plumas; we successfully completed our acquisitions of Cornerstone Community Bank and Bancorp, expanding our presence in California’s northern Sacramento Valley. We are thrilled to have Ken Robison, formerly a director at Cornerstone, join the boards of Plumas Bancorp and Bank. We also welcome Matt Moseley, former President and CEO of Cornerstone Community Bank, to the executive team as Market President. Their extensive leadership experience and market knowledge will be instrumental in the ongoing success of our combined organization.”

Ryback continued, “Beyond the acquisition, we have also been focused on internal advancements. We are expanding our treasury management services to provide comprehensive, personalized banking solutions with enhanced security features. Simultaneously, we have gained efficiency in our lending process through on-going refinements to our lending platforms and department structures.”

Ryback concluded, “We extend a warm welcome to the clients, employees, and shareholders of Cornerstone. We look forward to providing long-term value to our expanded shareholders, clients, team members, and communities."

Loans, Deposits, Investments and Cash

Gross loans increased by $21 million, or 2%, from $997 million at June 30, 2024, to $1.0 billion at June 30, 2025. Increases in loans included $85 million in commercial real estate loans and $3 million in equity lines of credit; these items were partially offset by decreases of $29 million in automobile loans, $27 million in construction loans, $10 million in agricultural loans and $1 million in residential real estate loans.

On June 30, 2025, approximately 78% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Approximately 76% of the variable rate loans are indexed to the five year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 21% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits increased by $62 million to $1.4 billion at June 30, 2025 from $1.3 billion at June 30, 2024. The increase in deposits includes increases of $67 million in money market accounts and $29 million in time deposits. Partially offsetting these increases were decreases of $2 million in demand deposits and $32 million in savings deposits. We attribute much of the increase in money market accounts to higher rate public entity deposits. At June 30, 2025, 49% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company had no brokered deposits at June 30, 2025 and June 30, 2024.

Total investment securities decreased by $5 million from $445 million at June 30, 2024, to $440 million at June 30, 2025. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks decreased by $31 million from $110 million at June 30, 2024, to $79 million at June 30, 2025.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2025 were $13.7 million, up from $9.1 million at June 30, 2024. Nonperforming assets as a percentage of total assets increased to 0.84% at June 30, 2025 up from 0.56% at June 30, 2024. OREO decreased by $50 thousand from $141 thousand at June 30, 2024 to $91 thousand at June 30, 2025. Nonperforming loans were $13.6 million at June 30, 2025 and $9.0 million at June 30, 2024. Nonaccrual loans totaled $13.6 million at June 30, 2025 and $2.5 million at June 30, 2024. At June 30, 2025 there were no loans 90 days or more past due that were not on nonaccrual. The difference between the $2.5 million in nonaccrual loans at June 30, 2024 and the $9 million in nonperforming loans in 2024 were loans that were over 90 days past due, but not on nonaccrual. Nonperforming loans as a percentage of total loans increased to 1.34% at June 30, 2025, up from 0.90% at June 30, 2024. The increase in nonperforming loans is related to one agricultural loan relationship of 15 loans totaling $9.9 million. The borrower on these loans was unable to meet his commitments under modified loan agreements and therefore during the quarter we placed the loans on nonaccrual status. Interest reversed on these loans during the current quarter totaled $344 thousand and specific loan loss reserves totaling $931 thousand were applied against the loans.

During the first half of 2025 we recorded a provision for credit losses of $1.1 million consisting of a provision for credit losses on loans of $1.1 million and a decrease in the reserve for unfunded commitments of $40 thousand. The $1.1 million mostly relates to the specific loan loss reserves noted in the previous paragraph. This compares to a provision for credit losses of $1.7 million consisting of a provision for credit losses on loans of $1.8 million and a decrease in the reserve for unfunded commitments of $79 thousand during the six months ended June 30, 2024.

Net charge-offs totaled $137 thousand and $610 thousand during the six months ended June 30, 2025 and 2024, respectively. The allowance for credit losses totaled $14.2 million at June 30, 2025 and $14.1 million at June 30, 2024. The allowance for credit losses as a percentage of total loans was 1.39% and 1.41% at June 30, 2025 and 2024.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the six months ended June 30, 2025 and 2024 (in thousands).

Allowance for Credit Losses	June 30, 2025	June 30, 2024
Balance, beginning of period	$13,196	$12,867
Provision charged to operations	1,150	1,825
Losses charged to allowance	(506)	(1,010)
Recoveries	369	400
Balance, end of period	$14,209	$14,082

Reserve for Unfunded Commitments	June 30, 2025	June 30, 2024
Balance, beginning of period	$620	$799
Provision charged to operations	(40)	(79)
Balance, end of period	$580	$720

Shareholders’ Equity

Total shareholders’ equity increased by $27.9 million from $165.2 million at June 30, 2024, to $193.1 million at June 30, 2025. The $27.9 million includes earnings during the twelve-month period totaling $29.1 million, a decrease in accumulated other comprehensive loss of $4.4 million and restricted stock and stock option activity totaling $1.1 million. These items were partially offset by the payment of cash dividends totaling $6.7 million.

Bank Term Funding Program (BTFP)

At June 30, 2024, the Company had outstanding borrowings under BTFP totaling $105 million. All BTFP borrowings were paid off during 2024. Interest expense recognized on the BTFP borrowings for the three and six-months ended June 30, 2024, was $1.3 million and $2.5 million, respectively.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established credit lines.

The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $255 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $439 million. The Company is also eligible to borrow at the Federal Reserve Bank (FRB) Discount Window. At June 30, 2025, the Company could borrow up to $98 million at the Discount Window secured by investment securities with a fair value of $101 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at June 30, 2025 and 2024.

Customer deposits are the Company’s primary source of funds. Total deposits increased by $62 million to $1.4 billion at June 30, 2025 from $1.3 billion at June 30, 2024. Deposits are held in various forms with varying maturities. The Company estimates that it has approximately $516 million in uninsured deposits which include uninsured deposits of Plumas Bancorp. Of this amount, $206 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

The Company’s securities portfolio, Discount Window advances, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the FRB and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the near future.

Net Interest Income and Net Interest Margin – Three Months Ended June 30, 2025

Net interest income was $18.2 million for the three months ended June 30, 2025, a decrease of $222 thousand from the same period in 2024. The decrease in net interest income includes a decrease of $527 thousand in interest income partially offset by a decrease of $305 thousand in interest expense. Interest and fees on loans increased by $200 thousand related to growth in the loan portfolio partially offset by a decline in yield.

Average loan balances increased by $39 million, while the average yield on these loans decreased by 18 basis points from 6.32% during the second quarter of 2024 to 6.14% during the current quarter. Of the 18 basis points decrease, 13 basis points relate to the reversal of $344 thousand in interest previously described under “Asset Quality” The average prime interest rate decreased from 8.5% during the second quarter of 2024 to 7.5% during the current quarter. Approximately 16% of the Company's loans are tied to the prime interest rate and most of these reprice within one to three months with a change in prime. Additionally, during the second quarter of 2024 we recovered $316 thousand in interest on loans that were classified as nonaccrual and which were paid off in full during the quarter which elevated loan yield during the 2024 quarter. The effect of these items was partially offset by an increase in average yield on the bank’s fixed rate portfolio which includes growth in fixed rate SBA loans which totaled $75 million at June 30, 2025, and $62 million at June 30, 2024. The weighted average rate earned on this portfolio at June 30, 2025, was 8.3%. The Bank is also benefiting from the repricing of a portion of our Commercial Real Estate loans. Most of these loans are indexed to the 5-year Treasury note and reprice every five years.

Interest on investment securities decreased by $30 thousand as yield on these securities decreased slightly from 4.11% during the 2024 quarter to 4.08% during the current quarter and average investment securities declined from $444 million during the three months ended June 30, 2024 to $442 million during the current quarter.

Interest on cash balances decreased by $697 thousand related to a decline in average balance of $42 million and a decrease in average rate paid on cash balances of 104 basis points from 5.51% during the second quarter of 2024 to 4.47% during the current quarter. This decline in yield was mostly related to a decline in rate paid on balances held at the FRB. The average rate earned on FRB balances decreased from 5.40% during the second quarter of 2024 to 4.40% during the current quarter.

Interest expense decreased by $305 thousand, related to the repayment of the BTFP borrowings as discussed earlier. The average rate paid on interest bearing liabilities decreased from 1.44% during the 2024 quarter to 1.33% in 2025 related to the decrease in these borrowings.

Interest paid on deposits increased by $968 thousand and is broken down by product type as follows: money market accounts - $815 thousand, savings deposits - $83 thousand and time deposits $70 thousand. The increase in interest paid on money market accounts mostly relates to an increase in public entity balances and the rate earned on these balances. During the second half of 2024 and continuing into 2025, we have offered a premium money market rate on large balances of public entities in our service area, matching the rate they could earn from the California local agency investment fund. This has led to the significant increase in balances and rate paid on money market accounts. The average balance of money market accounts during the current quarter was $288 million, an increase of $72 million from $216 million during the three months ended June 30, 2024. The average rate paid on money market accounts increased 92 basis points to 1.79%. The increase in interest on savings accounts was driven by an increase in the average rate paid of 12 basis points to 34 basis points. The increase in interest on time deposits includes an increase in average balance of $23 million partially offset by a decline in average rate paid of 33 basis points to 2.53% as promotional time deposits issued in 2024 matured. Many of these promotional time deposits were renewed at lower rates. The average rate paid on interest-bearing deposits increased from 0.84% during the second quarter of 2024 to 1.30% during the current quarter. The average balance of interest-bearing deposits increased from $633 million during the three months ended June 30, 2024 to $705 million during the quarter.

Net interest margin for the three months ended June 30, 2025 decreased 6 basis points to 4.83%, down from 4.89% for the same period in 2024. Excluding the $344 thousand in interest reversed described earlier, net interest margin for the three months ended June 30, 2025 would have been 4.93%

Net Interest Income and Net Interest Margin – Six Months Ended June 30, 2025

Net interest income for the six months ended June 30, 2025 was $36.7 million, an increase of $860 thousand from the $35.9 million earned during the same period in 2024. The increase in net interest income includes an increase of $36 thousand in interest income and a reduction in interest expense of $824 thousand.

Interest and fees on loans increased by $1.0 million related to an increase in average balance partially offset by a decline in yield. The average balance of loans during the six months ended June 30, 2025 was $1.0 billion, an increase of $44 million from $972 million during the same period in 2024. The average yield on loans decreased by 6 basis points from 6.21% during the first six months of 2024 to 6.15% during the current period.

Interest on investment securities increased by $84 thousand related to an increase in yield of 21 basis points to 4.10% partially offset by a decline in average balance. The increase in investment yields is consistent with the increase in market rates and the restructuring of the investment portfolio in February of 2024. Average investment securities declined from $462 million during the six months ended June 30, 2024 to $443 million during the current period.

Interest on cash balances declined by $1.1 million related to both a decline in balance and a decline in yield. The rate earned on cash balances declined by 104 basis points to 4.5% and the average balance declined from $81.8 million during the first six months of 2024 to $53.8 million during the current period.

Related to a $2.5 million decline in interest on BTFP borrowings partially offset by an increase in interest bearing deposits and an increase in the cost of these deposits, interest expense decreased from $5.3 million during the six months ended June 30, 2024 to $4.5 million during the current period. The average rate paid on interest bearing liabilities decreased from 1.39% during the 2024 period to 1.24% in 2025.

Interest paid on deposits increased by $1.7 million and is broken down by product type as follows: money market accounts - $1.6 million and savings deposits - $109 thousand. The average rate paid on interest-bearing deposits increased from 0.79% during the six months ended June 30, 2024 to 1.21% during the current period. Average interest-bearing deposits totaled $698 million during the first half of 2025 an increase of $62 million from $636 million during the first half of 2024.

Net interest margin for the six months ended June 30, 2025 increased 13 basis points to 4.89%, up from 4.76% for the same period in 2024.

Non-Interest Income/Expense – Three Months Ended June 30, 2025

Non-interest income increased by $159 thousand to $2.4 million during the current quarter. The largest increase was related to a $184 thousand adjustment to the value of our stock holdings in one of our correspondent banks.

During the three months ended June 30, 2025, total non-interest expense increased by $616 thousand from $10.4 million during the second quarter of 2024 to $11.0 million during the current quarter. The largest components of this increase were merger related expenses of $481 thousand and salary and benefit expense of $270 thousand. The increase in salary and benefit expense includes an increase in salary expense of $216 thousand related primarily to merit and promotional salary increases. A decrease in deferred loan origination fees of $144 thousand was offset by a decline in commission expense of $180 thousand. Both items mostly relate to a decline in SBA loan production during the comparison quarters.

Non-Interest Income/Expense – Six Months Ended June 30, 2025

During the six months ended June 30, 2025, non-interest income totaled $5.6 million, an increase of $1.2 million from the six months ended June 30, 2024. The largest component of this increase was a legal settlement totaling $1.1 million related to the Dixie Fire in August of 2021.

During the six months ended June 30, 2025, total non-interest expense increased by $1.7 million from $20.8 million during the first half of 2024 to $22.5 million during the current period. The largest components of this increase were merger related expenses of $1.1 million, salary and benefit expenses of $784 thousand and occupancy and equipment expenses of $425 thousand. The increase in salary and benefit expense included an increase in salary expense of $484 thousand related primarily to merit and promotional salary increases. A decrease in deferred loan origination fees of $257 thousand was offset by a decline in commission expense of $317 thousand. Both items mostly relate to a decline in SBA loan production during the comparison periods. The increase in occupancy and equipment expense mostly relates to an increase in rent expense of $374 thousand related to the February 2024 sales/leaseback transaction. Partially offsetting these increases in expense were several reductions in non-interest expense the largest of which was a reduction in professional fees of $320 thousand. Included in professional fees during the six months ended June 30, 2024 were legal expenses totaling $188 thousand related to a litigation matter that was settled in the second half of 2024.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates nineteen branches: seventeen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta, Sutter and Tehama and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2025	2024	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$79,266	$109,852	$(30,586)	(27.8)%
Investment securities	439,676	445,132	(5,456)	(1.2)%
Loans, net of allowance for credit losses	1,006,873	986,517	20,356	2.1%
Premises and equipment, net	12,065	12,868	(803)	(6.2)%
Right-of-use assets	23,912	24,975	(1,063)	(4.3)%
Bank owned life insurance	16,736	16,310	426	2.6%
Real estate acquired through foreclosure	91	141	(50)	(35.5)%
Goodwill	5,502	5,502	-	0.0%
Accrued interest receivable and other assets	44,396	40,800	3,596	8.8%
Total assets	$1,628,517	$1,642,097	$(13,580)	(0.8)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,366,827	$1,304,587	$62,240	4.8%
Accrued interest payable and other liabilities	53,611	52,355	1,256	2.4%
Borrowings	15,000	120,000	(105,000)	(87.5)%
Total liabilities	1,435,438	1,476,942	(41,504)	(2.8)%
Common stock	29,803	28,656	1,147	4.0%
Retained earnings	183,954	161,608	22,346	13.8%
Accumulated other comprehensive loss, net	(20,678)	(25,109)	4,431	17.6%
Shareholders’ equity	193,079	165,155	27,924	16.9%
Total liabilities and shareholders’ equity	$1,628,517	$1,642,097	$(13,580)	(0.8)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2025	2024	Dollar Change	Percentage Change

Interest income	$20,633	$21,160	$(527)	(2.5)%
Interest expense	2,450	2,755	(305)	(11.1)%
Net interest income before provision for credit losses	18,183	18,405	(222)	(1.2)%
Provision for credit losses	860	925	(65)	(7.0)%
Net interest income after provision for credit losses	17,323	17,480	(157)	(0.9)%
Non-interest income	2,361	2,202	159	7.2%
Non-interest expense	11,012	10,396	616	5.9%
Income before income taxes	8,672	9,286	(614)	(6.6)%
Provision for income taxes	2,351	2,500	(149)	(6.0)%
Net income	$6,321	$6,786	$(465)	(6.9)%

Basic earnings per share	$1.07	$1.15	$(0.08)	(7.0)%
Diluted earnings per share	$1.05	$1.14	$(0.09)	(7.9)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE SIX MONTHS ENDED JUNE 30,	2025	2024	Change	Change

Interest income	$41,223	$41,187	$36	0.1%
Interest expense	4,501	5,325	(824)	(15.5)%
Net interest income before provision for credit losses	36,722	35,862	860	2.4%
Provision for credit losses	1,110	1,746	(636)	(36.4)%
Net interest income after provision for credit losses	35,612	34,116	1,496	4.4%
Non-interest income	5,574	4,342	1,232	28.4%
Non-interest expense	22,477	20,793	1,684	8.1%
Income before income taxes	18,709	17,665	1,044	5.9%
Provision for income taxes	5,208	4,625	583	12.6%
Net income	$13,501	$13,040	$461	3.5%

Basic earnings per share	$2.28	$2.21	$0.07	3.2%
Diluted earnings per share	$2.25	$2.19	$0.06	2.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
EARNINGS PER SHARE
Basic earnings per share	$1.07	$1.21	$1.15	$2.28	$2.21
Diluted earnings per share	$1.05	$1.20	$1.14	$2.25	$2.19
Weighted average shares outstanding	5,929	5,911	5,896	5,920	5,892
Weighted average diluted shares outstanding	6,006	6,002	5,946	6,006	5,946
Cash dividends paid per share [1]	$0.30	$0.30	$0.27	$0.60	$0.54

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.56%	1.79%	1.67%	1.67%	1.61%
Return on average equity	13.4%	16.0%	17.1%	14.7%	16.7%
Yield on earning assets	5.48%	5.50%	5.62%	5.49%	5.46%
Rate paid on interest-bearing liabilities	1.33%	1.14%	1.44%	1.24%	1.39%
Net interest margin	4.83%	4.95%	4.89%	4.89%	4.76%
Noninterest income to average assets	0.58%	0.80%	0.54%	0.69%	0.54%
Noninterest expense to average assets	2.72%	2.85%	2.56%	2.79%	2.57%
Efficiency ratio [2]	53.6%	52.7%	50.4%	53.1%	51.7%

	6/30/2025	3/31/2025	6/30/2024	12/31/2024	12/31/2023
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$14,209	$13,319	$14,082	$13,196	$12,867
Allowance for credit losses as a percentage of total loans	1.39%	1.32%	1.41%	1.30%	1.34%
Nonperforming loans	$13,652	$3,686	$8,974	$4,105	$4,820
Nonperforming assets	$13,747	$3,787	$9,148	$4,307	$5,315
Nonperforming loans as a percentage of total loans	1.34%	0.36%	0.90%	0.40%	0.50%
Nonperforming assets as a percentage of total assets	0.84%	0.23%	0.56%	0.27%	0.33%
Year-to-date net charge-offs	$137	$127	$610	$1,046	$954
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.03%	0.05%	0.13%	0.11%	0.10%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,934	5,922	5,896	5,903	5,872
Shareholders' equity	$193,079	$187,603	$165,155	$177,899	$147,317
Book value per common share	$32.54	$31.68	$28.01	$30.14	$25.09
Tangible common equity[3]	$186,874	$181,354	$158,763	$171,606	$140,823
Tangible book value per common share[4]	$31.49	$30.62	$26.93	$29.07	$23.98
Tangible common equity to total assets	11.5%	11.1%	9.7%	10.6%	8.7%
Gross loans to deposits	74.7%	73.6%	76.4%	74.1%	71.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	12.7%	12.3%	11.3%	11.9%	10.8%
Common Equity Tier 1 Ratio	17.9%	17.8%	16.4%	17.3%	15.7%
Tier 1 Risk-Based Capital Ratio	17.9%	17.8%	16.4%	17.3%	15.7%
Total Risk-Based Capital Ratio	19.2%	19.0%	17.6%	18.5%	16.9%

(1)

The Company paid  a quarterly cash dividend of $0.30 per share on February 17, 2025, May 15, 2025 and a quarterly cash dividend of $0.27 per share on February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024 and a quarterly cash dividend of $0.25 per share on February 15, 2023, May 15, 2023 , August 15, 2023 and November 15, 2023.

(2)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3)	Tangible common equity is defined as common equity less core deposit intangibles and goodwill.
(4)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	6/30/2025			6/30/2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,020,004	$15,612	6.14%	$980,723	$15,412	6.32%
Investment securities	369,624	3,913	4.25%	367,841	3,932	4.30%
Non-taxable investment securities (1)	72,719	591	3.26%	76,275	602	3.17%
Interest-bearing deposits	46,368	517	4.47%	88,607	1,214	5.51%
Total interest-earning assets	1,508,715	20,633	5.48%	1,513,446	21,160	5.62%
Cash and due from banks	26,880			26,859
Other assets	87,117			90,092
Total assets	$1,622,712			$1,630,397

Interest-bearing liabilities:
Money market deposits	287,707	1,283	1.79%	215,614	468	0.87%
Savings deposits	298,989	257	0.34%	322,919	174	0.22%
Time deposits	118,057	744	2.53%	94,684	674	2.86%
Total deposits	704,753	2,284	1.30%	633,217	1,316	0.84%
Borrowings	15,000	146	3.90%	120,000	1,431	4.80%
Other interest-bearing liabilities	17,265	20	0.46%	16,809	8	0.19%
Total interest-bearing liabilities	737,018	2,450	1.33%	770,026	2,755	1.44%
Non-interest-bearing deposits	659,554			663,094
Other liabilities	37,112			37,794
Shareholders' equity	189,028			159,483
Total liabilities & equity	$1,622,712			$1,630,397
Cost of funding interest-earning assets (4)			0.65%			0.73%
Net interest income and margin (5)		$18,183	4.83%		$18,405	4.89%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $4.1 million for 2025 and $4.2 million for 2024 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the three-month periods ended June 30, 2025 and 2024 were $196 thousand and $338 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the six-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Six Months Ended			For the Six Months Ended
	6/30/2025			6/30/2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,016,008	$31,008	6.15%	$972,427	$30,005	6.21%
Investment securities	369,376	7,840	4.28%	369,815	7,537	4.10%
Non-taxable investment securities (1)	73,795	1,174	3.21%	92,225	1,393	3.04%
Interest-bearing deposits	53,845	1,201	4.50%	81,807	2,252	5.54%
Total interest-earning assets	1,513,024	41,223	5.49%	1,516,274	41,187	5.46%
Cash and due from banks	26,679			26,722
Other assets	86,732			85,300
Total assets	$1,626,435			$1,628,296

Interest-bearing liabilities:
Money market deposits	283,469	2,429	1.73%	213,399	844	0.80%
Savings deposits	311,151	463	0.30%	329,242	354	0.22%
Time deposits	103,304	1,288	2.51%	93,092	1,304	2.82%
Total deposits	697,924	4,180	1.21%	635,733	2,502	0.79%
Borrowings	15,000	290	3.90%	117,170	2,798	4.80%
Other interest-bearing liabilities	19,216	31	0.33%	19,260	25	0.26%
Total interest-bearing liabilities	732,140	4,501	1.24%	772,163	5,325	1.39%
Non-interest-bearing deposits	670,961			668,441
Other liabilities	37,602			31,118
Shareholders' equity	185,732			156,574
Total liabilities & equity	$1,626,435			$1,628,296
Cost of funding interest-earning assets (4)			0.60%			0.70%
Net interest income and margin (5)		$36,722	4.89%		$35,862	4.76%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $3.9 million for 2025 and $4.8 million for 2024 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the six-month periods ended June 30, 2025 and 2024 were $471 thousand and $682 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended June 30, 2025 and 2024.

	For the Three Months Ended
	June 30,
	2025	2024	Dollar Change	Percentage Change
Interchange income	$784	$782	2	0.3%
Service charges on deposit accounts	781	743	38	5.1%
Loan servicing fees	148	186	(38)	(20.4)%
FHLB Dividends	135	136	(1)	(0.7)%
Earnings on life insurance policies	108	104	4	3.8%
Other	405	251	154	61.4%
Total non-interest income	$2,361	$2,202	$159	7.2%

The following table presents the components of non-interest expense for the three-month periods ended June 30, 2025 and 2024.

	For the Three Months Ended
	June 30,
	2025	2024	Dollar Change	Percentage Change
Salaries and employee benefits	$5,553	$5,283	$270	5.1%
Occupancy and equipment	2,050	1,949	101	5.2%
Outside service fees	1,160	1,184	(24)	(2.0)%
Merger and acquisition expenses	481	-	481	100.0%
Advertising and shareholder relations	273	214	59	27.6%
Armored car and courier	224	220	4	1.8%
Professional fees	219	329	(110)	(33.4)%
Business development	188	210	(22)	(10.5)%
Deposit insurance	180	185	(5)	(2.7)%
Director compensation and expense	155	199	(44)	(22.1)%
Telephone and data communication	124	204	(80)	(39.2)%
Loan collection expenses	51	117	(66)	(56.4)%
Amortization of Core Deposit Intangible	44	51	(7)	(13.7)%
Other	310	251	59	23.5%
Total non-interest expense	$11,012	$10,396	$616	5.9%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the six-month periods ended June 30, 2025 and 2024.

	For the Six Months Ended
	June 30,
	2025	2024	Dollar Change	Percentage Change
Service charges on deposit accounts	$1,486	$1,458	$28	1.9%
Interchange income	1,474	1,522	(48)	(3.2)%
Loan servicing fees	334	388	(54)	(13.9)%
FHLB Dividends	272	273	(1)	(0.4)%
Earnings on life insurance policies	217	200	17	8.5%
Gain (loss) on sale of investment securties	3	(19,826)	19,829	(100.0)%
Gain on sale of buildings	-	19,854	(19,854)	(100.0)%
Other	1,788	473	1,315	278.0%
Total non-interest income	$5,574	$4,342	$1,232	28.4%

The following table presents the components of non-interest expense for the six-month periods ended June 30, 2025 and 2024.

	For the Six Months Ended
	June 30,
	2025	2024	Dollar Change	Percentage Change
Salaries and employee benefits	$11,433	$10,649	$784	7.4%
Occupancy and equipment	4,064	3,639	425	11.7%
Outside service fees	2,424	2,316	108	4.7%
Merger and acquisition expenses	1,050	-	1,050	100.0%
Advertising and shareholder relations	535	458	77	16.8%
Professional fees	448	768	(320)	(41.7)%
Armored car and courier	441	422	19	4.5%
Deposit insurance	362	372	(10)	(2.7)%
Business development	355	363	(8)	(2.2)%
Director compensation and expense	321	366	(45)	(12.3)%
Telephone and data communication	298	426	(128)	(30.0)%
Loan collection expenses	122	221	(99)	(44.8)%
Amortization of Core Deposit Intangible	87	102	(15)	(14.7)%
Other	537	691	(154)	(22.3)%
Total non-interest expense	$22,477	$20,793	$1,684	8.1%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at June 30, 2025 and 2024.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	6/30/2025	6/30/2025	6/30/2024	6/30/2024
Commercial	$81,118	8.0%	$81,170	8.1%
Agricultural	113,850	11.2%	123,661	12.4%
Real estate – residential	11,053	1.1%	11,755	1.2%
Real estate – commercial	673,129	66.1%	588,332	59.0%
Real estate – construction & land	40,798	4.0%	67,960	6.8%
Equity Lines of Credit	41,620	4.1%	38,446	3.9%
Auto	51,487	5.1%	80,751	8.1%
Other	4,791	0.4%	5,259	0.5%
Total Gross Loans	$1,017,846	100%	$997,334	100%

The following table shows the distribution of Commercial Real Estate loans at June 30, 2025 and 2024.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	6/30/2025	6/30/2025	6/30/2024	6/30/2024
Owner occupied	$294,765	43.8%	$240,346	40.9%
Investor	378,364	56.2%	347,986	59.1%
Total real estate - commercial	$673,129	100%	$588,332	100%

The following table shows the distribution of deposits by type at June 30, 2025 and 2024.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	6/30/2025	6/30/2025	6/30/2024	6/30/2024
Non-interest bearing	$668,086	48.9%	$670,652	51.4%
Money Market	281,516	20.6%	214,063	16.4%
Savings	290,440	21.2%	322,081	24.7%
Time	126,785	9.3%	97,791	7.5%
Total Deposits	$1,366,827	100%	$1,304,587	100%